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                                                                   Exhibit 4(vi)

                              AMENDED AND RESTATED
                  RAIT INVESTMENT TRUST 1997 STOCK OPTION PLAN
      (formerly the Resource Asset Investment Trust 1997 Stock Option Plan)


         On April 14, 1999, the shareholders of RAIT Investment Trust, a Maryland real estate investment trust (the "Trust"), voted to increase the maximum number of Common Shares of Beneficial Interest available under the Resource Asset Investment Trust 1997 Stock Option Plan to 800,000;

         On June 7, 2001, in connection with an amendment to Article II of the Trust's Amended and Restated Declaration of Trust dated as of September 27, 2000, which changed the Trust's name to RAIT Investment Trust, the Committee of the Board of Trustees of the Trust appointed to administer this Plan (as hereinafter defined) correspondingly changed the name of the Plan to the RAIT Investment Trust 1997 Stock Option Plan; and

         The Resource Asset Investment Trust 1997 Stock Option Plan (the "Plan") is amended and restated in its entirety to effect the changes described above. All other provisions of the Plan shall remain unchanged.

                               ARTICLE I - GENERAL

         1.01 Purpose.

              The purposes of this Stock Option Plan (the "Plan") are to: (1) closely associate the interests of the management and trustees of RAIT Investment Trust and its subsidiaries and affiliates (collectively referred to as the "Company") with the shareholders by reinforcing the relationship between compensation and shareholder gains; (2) provide senior management and trustees with an equity ownership in the Company commensurate with Company's performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to senior management and trustees for continuous employment or service with the Company.

         1.02 Definitions.

              In this Plan the following definitions shall apply:

              (a) "Affiliate" means any person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with RAIT Investment Trust

              (b) "Code" means Internal Revenue Code of 1986, as amended.

              (c) "Committee" means the committee of disinterested trustees appointed by the Trustees of RAIT Investment Trust to administer the Plan.

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              (d) "Common Shares" means authorized and unissued or treasury common shares of beneficial interest, par value $.01, of RAIT Investment Trust.

              (e) "Fair Market Value" as of the date of the initial public offering of the Common Shares shall be the offering price to the public in such offering; thereafter it means the closing price on such date or on the next business day, if such date is not a business day, of a Common Share reported by The Nasdaq Stock Market (or any stock exchange on which the Common Shares are listed), provided that, if Common Shares shall have been traded for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Common Shares shall be as determined by the Committee in such other manner as it may deem appropriate. In no event shall the fair market value of any Common Share be less than its par value.

              (f) "Incentive Stock Option "means shares options described in
Section 422 of the Code.

              (g) "Option" means Stock Option, Incentive Stock Option or Reload Option.

              (h) "Option Price" means the purchase price per Common Share deliverable upon the exercise of a Stock Option, Incentive Stock Option or Reload Option.

              (i) "Reload Option" means the nonqualified options awarded pursuant to Article IV.

              (j) "Stock Option" means the nonqualified options awarded pursuant to Article II.

              (k) "Subsidiary" means any corporation of which more than 50% of the shares entitled to vote generally in an election of trustees are owned directly or indirectly by RAIT Investment Trust or any subsidiary thereof.

              (l) "Ten Percent Shareholder" means a person who on the date the Option is granted owns ten percent (10%) or more of the total combined voting power of the Company and its subsidiaries, taking into account the attribution rules contained in Section 424(d) of the Code.

         1.03 Administration.

              (a) The Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board of Trustees (the "Board") selected by the Board. During the one year prior to commencement of service on the Committee, the Committee members shall not have participated in, and while serving and for one year after serving on the Committee, such members shall not be eligible for selection as persons to whom shares may be allocated or to whom shares options or share appreciation rights may be granted under the Plan or any other discretionary plan of the Company under which participants are entitled to acquire share options of the Company.

              (b) The Committee shall have the authority, in its sole discretion and from time to time to:

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                  (i) designate the persons or classes of persons eligible to participate in the Plan;

                  (ii) grant awards provided in the Plan in such form and amount as the Committee shall determine;

                  (iii) impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and

                  (iv) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

              (c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

         1.04 Eligibility for Participation.

              Participants in the Plan shall be selected by the Committee from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. In addition, trustees of the Company or other independent contractors performing services for the Company who have contributed to the success of the Company shall be eligible to participate in the Plan, but shall not be eligible for an award of Incentive Stock Options. In making this selection and in determining the form and amount of awards, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

         1.05 Types of Awards under Plan.

              Awards under the Plan may be in the form of any one or more of the following:

                  (i) Stock Options, as described in Article II;

                  (ii) Incentive Stock Options, as described in Article III; and

                  (iii) Reload Options, as described in Article IV.

         1.06 Aggregate Limitation on Awards.

              (a) Shares which may be issued under the Plan shall be Common Shares. The maximum number of Common Shares which may be issued under the Plan shall be 800,000.

              (b) For purposes of calculating the maximum number of Common Shares which may be issued under the Plan:

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                  (i) all the shares issued (including the shares, if any,
withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option; and

                  (ii) only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when Common Shares are used as full or partial payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option.

              (c) Shares tendered by a participant as payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option shall be available for issuance under the Plan. Any Common Shares subject to a Stock Option, Incentive Stock Option or Reload Option which for any reason is terminated unexercised or expires shall again be available for issuance under the Plan.

         1.07 Effective Date and Term of Plan.

              (a) The Plan shall become effective on the date approved by the holders of a majority of the Common Shares present in person or by proxy and entitled to vote at a meeting of shareholders of RAIT Investment Trust

              (b) No awards shall be made under the Plan after the tenth anniversary of the effective date of the Plan, provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

                    ARTICLE II - NON-QUALIFIED STOCK OPTIONS

         2.01 Award of Stock Options.

              The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more Stock Options to purchase for cash or shares the number of Common Shares allotted by the Committee. The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

         2.02 Stock Option Agreements.

              The grant of a Stock Option shall be evidenced by a written stock option agreement (a "Stock Option Agreement"), executed by the Company and the holder of a Stock Option (the "optionee"), stating the number of Common Shares subject to the Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

         2.03 Stock Option Price.

              The option price per Common Share deliverable upon the exercise of a Stock Option shall be not less than 100% of the Fair Market Value of a Common Share on the date the Stock Option is granted.

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         2.04 Term and Exercise.

              Each Share shall be fully exercisable from and after the date(s) prescribed by the Committee in each Stock Option Agreement, and may be exercised during a period of ten years from the date of grant thereof (the "option term"). No Stock Option shall be exercisable after the expiration of its option term.

         2.05 Manner of Payment.

              Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any Common Shares subject thereto, the optionee shall pay to the Company, in full, the option price for such shares with cash or with previously owned Common Shares.

         2.06 Issuance of Shares.

              As soon as practicable after receipt of payment, the Company shall deliver to the optionee a certificate or certificates for such Common Shares. The optionee shall become a shareholder of the Company with respect to Common Shares represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

         2.07 Death of Optionee.

              (a) Upon the death of the optionee, any Stock Option exercisable on the date of death may be exercised by the optionee's estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining effective term of the Stock Option and one year after the optionee's death.

              (b) The provisions of this Section shall apply notwithstanding the fact that the optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

         2.08 Retirement or Disability.

              Upon termination of the optionee's employment by reason of retirement or permanent disability (as each is determined by the Committee), the optionee may, within six months from the date of termination, exercise any Stock Options to the extent such options are exercisable during such six month period.

         2.09 Termination for Other Reasons.

              Except as provided in Sections 2.07 and 2.08, or except as otherwise determined by the Committee, all Stock Options shall terminate upon the termination of the optionee's employment.

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                      ARTICLE III - INCENTIVE STOCK OPTIONS

         3.01 Award of Incentive Stock Options.

              The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more Incentive Stock Options to purchase for cash or shares the number of Common Shares allotted by the Committee. The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

         3.02 Incentive Stock Option Agreements.

              The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement (an "Incentive Stock Option Agreement"), executed by the Company and the holder of an Incentive Stock Option (the "optionee"), stating the number of Common Shares subject to the Incentive Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

         3.03 Incentive Stock Option Price.

              The option price per share of Common Shares deliverable upon the exercise of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Common Share on the date the Incentive Stock Option is granted; provided that 110% shall be substituted for 100% in the preceding clause if the option is granted to a Ten Percent Shareholder.

         3.04 Term and Exercise.

              Each Incentive Stock Option shall be fully exercisable from and after the date(s) prescribed by the Committee, and may be exercised during a period of ten years (five years in the case of a Ten Percent Shareholder) from the date of grant thereof (the "option term"). No Incentive Stock Option shall be exercisable after the expiration of its option term.

         3.05 Maximum Amount of Incentive Stock Option Grant.

              The aggregate fair market value (determined on the date the option is granted) of Common Shares subject to an Incentive Stock Option which is first exercisable by an optionee in any calendar year shall not exceed $100,000.

         3.06 Death of Optionee.

              (a) Upon the death of the optionee, any Incentive Stock Option exercisable on the date of death may be exercised by the optionee's estate or by a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining option term of the Incentive Stock Option and one year after the optionee's death.

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              (b) The provisions of this Section shall apply notwithstanding the fact that the optionee's employment may have terminated prior to death, but only to the extent of any Incentive Stock Options exercisable on the date of death.

         3.07 Retirement or Disability.

              Upon the termination of the optionee's employment by reason of permanent disability or retirement (as each is determined by the Committee), the optionee may, within six months from the date of such termination of employment, exercise any Incentive Stock Options to the extent such Incentive Stock Options were exercisable at the date of such termination of employment. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option will not be available to an optionee who exercises any Incentive Stock Options more than three months after the date of termination of employment.

         3.08 Termination for Other Reasons.

              Except as provided in Sections 3.06 and 3.07 or except as otherwise determined by the Committee, all Incentive Stock Options shall terminate upon the termination of the optionee's employment.

         3.09 Applicability of Stock Options Sections.

              Sections 2.05, Manner of Payment; 2.06, Issuance of Shares; and 2.10, Effect of Exercise, applicable to Stock Options, shall apply equally to Incentive Stock Options. Said Sections are incorporated by reference in this
Article III as though fully set forth herein.

                           ARTICLE IV - RELOAD OPTIONS

         4.01 Authorization of Reload Options.

              Concurrently with the award of Stock Options and/or the award of Incentive Stock Options to any participant in the Plan, the Committee may authorize Reload Options to purchase for cash or shares a number of Common Shares. The number of Reload Options shall equal

                  (i) the number of Common Shares used to exercise the underlying Stock Options or Incentive Stock Options, and

                  (ii) to the extent authorized by the Committee, the number of Common Shares used to satisfy any tax withholding requirement incident to the exercise of the underlying Stock Options or Incentive Stock Options. The grant of a Reload Option will become effective upon the exercise of underlying Stock Options or Incentive Stock Options through the use of Common Shares held by the optionee for at least 12 months. Notwithstanding the fact that the underlying option may be an Incentive Stock Option, a Reload Option is not intended to qualify as an Incentive Stock Option.

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         4.02 Reload Option Amendment.

              Reload Options shall be available only where the Stock Option Agreement or Incentive Stock Option Agreement specifically states that the Committee has authorized Reload Options with respect to the underlying Stock Options and/or Incentive Stock Options. Upon the exercise of an underlying Stock Option, Incentive Stock Option or other Reload Option, the Reload Option will be evidenced by an amendment to the underlying Stock Option Agreement or Incentive Stock Agreement.

         4.03 Reload Option Price.

              The option price per Common Share deliverable upon the exercise of a Reload Option shall be the Fair Market Value of a Common Share on the date the grant of the Reload Option becomes effective.

         4.04 Term and Exercise.

              Each Reload Option is fully exercisable six months from the effective date of grant. The term of each Reload Option shall be equal to the remaining option term of the underlying Stock Option and/or Incentive Stock Option.

         4.05 Termination of Employment.

              No additional Reload Options shall be granted to optionees when Stock Options, Incentive Stock Options and/or Reload Options are exercised pursuant to the terms of this Plan following termination of the optionee's employment.

         4.06 Applicability of Stock Options Sections.

              Sections 2.05, Manner of Payment; 2.06, Issuance of Shares; 2.07, Death of Optionee; 2.08, Retirement or Disability; 2.09, Termination for Other Reasons; and 2.10, Effect of Exercise, applicable to Stock Options, shall apply equally to Reload Options. Said Sections are incorporated by reference in this
Article IV as though fully set forth herein.

                    ARTICLE V - ALTERNATE APPRECIATION RIGHTS

         5.01 Award of Alternate Rights.

              Concurrently with or subsequent to the award of any Stock Options, Incentive Stock Option or Reload Option to purchase one or more Common Shares, the Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to the optionee with respect to each Common Share, a related alternate appreciation right ("Alternate Right"), permitting the optionee to be paid the appreciation on the option, in cash or in Common Shares, in lieu of exercising the option.

         5.02 Alternate Rights Agreement.

              Alternate Rights shall be evidenced by written agreements in such form as the Committee may from time to time determine.

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                           ARTICLE VI - MISCELLANEOUS

         6.01 General Restriction.

              Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of Common Shares, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue of purchase of Common Shares thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

         6.02 Non-Assignability.

              No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

         6.03 Withholding Taxes.

              Whenever the Company proposes or is required to issue or transfer Common Shares under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such Common Shares net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the Common Shares shall be valued on the date the withholding obligation is incurred.

         6.04 Employment.

              (a) Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of such participant.

              (b) The terms "employ" or "employment" shall, where the context requires, be deemed to include the hiring, continuation or termination of the services of any independent contractor participating in the Plan.

         6.05 Non-Uniform Determinations.

              The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

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         6.06 Rights as a Shareholder.

              The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for Common Shares are issued to him.

         6.07 Leaves of Absence.

              The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

         6.08 Newly Eligible Persons.

              The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any person who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

         6.09 Adjustments.

              In the event of any change in the outstanding Common Shares by reason of a share dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of Common Shares which may be issued under the Plan, the number of Common Shares subject to Options theretofore granted under the Plan, the option price of Options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Committee.

         6.10 Amendment of the Plan.

              (a) The Committee may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with the rules or requirements of any stock exchange or automated quotation system (including the Nasdaq Stock Market) on which the Common Shares are listed or quoted.

              (b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Committee may not (i) increase the maximum number of Common Shares which may be issued under the Plan (other than increases pursuant to Section 6.10), (ii) extend the maximum period during which any award may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a participant, affect his or her rights under an award previously granted to him or her.

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